Exhibit 10.3

DEFERRED COMPENSATION AGREEMENT

Agreement entered into as of the 27th day of February, 1979, between The LaPorte Savings Bank, a Mutual Savings Bank, having its principal office at 710 Indiana Avenue, LaPorte, Indiana 46350 (hereinafter referred to as the “Bank”) and Lee A. Brady (hereinafter referred to as the “Employee”).

Whereas the Employee has rendered the Bank many years of valuable service and it is the desire of the Bank to have the benefit of the Employee’s continued loyalty, service and counsel, and also to assist the Employee in providing for the contingencies of death and old age dependency, it is hereby agreed:

1.	RETIREMENT BENEFIT. Should the Employee remain in the continuous employ of the bank until the Employee’s sixty-fifth birthday, which will be on December 25, 2010, the Bank, upon the Employee’s retirement, will commence to pay the Employee on the first day of the month following the Employee’s retirement, $200.00 per month for a continuous period of 120 months. In the event that the Employee should die after said payments have commenced but before the expiration date of the said 120 month period, the unpaid balance of the payments due will continue to be paid by the Bank to the Employee’s widow (or widower). In the event that the Employee and his or her spouse should die simultaneously, the payments will cease. Should the widow or widower die before receiving the 120 payments in full, the payments will cease. In addition to the clause relative to retirement at age 65, it is hereby established that retirement before the age of 65 may be exercised provided that it does not occur prior to age 60. Should the Employee opt such early retirement, prorated compensation as set forth below, will be paid for 120 months.

Proceeds required to pay amounts indicated for 120 months based on interest at 5 1/2%.

Age	65	$18,507.28	$200.00 per month
	64	17,507.28	190.00 per month
	63	16,585.84	180.00 per month
	62	15,664.41	170.00 per month
	61	14,742.97	160.00 per month
	60	13,821.54	150.00 per month

2.	DEATH BENEFIT. Should the Employee die while in the employ of the Bank prior to his retirement, under the circumstances where a widow or a widower survives the Employee, the Bank will pay to the widow (or widower) commencing with the first day of the month following the date of the Employee’s death, $200.00 per month for the spouse’s lifetime or for 120 months, whichever period of time is shorter.

NOTE: This benefit shall not be payable for death of the Employee resulting from suicide, whether sane or insane, within two years after signing of this agreement.

3.	LEAVE OF ABSENCE. The Bank may, in its sole discretion, permit the Employee to take a leave of absence for a period not to exceed one year. During this time, the Employee will be considered to be still in the employ of the Bank for purposes of this agreement.

4.

CONDITIONS. The provisions of paragraph 1 are conditional upon the continuous employment of the Employee by the Bank and subject to the provisions of paragraph 3 hereof until the 25th day of December, 2010, or Employee’s death, whichever is sooner, and upon the further condition that, during the period that retirement payments are made the Employee shall not engage in business activities which are in competition with the Bank, without first obtaining the written consent of the Bank.

5.	ASSIGNABILITY. Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization or attachment of any of the benefits under this agreement shall be valid or recognized by the Bank.

6.	EMPLOYMENT RIGHTS. This agreement creates no right in the Employee to continue in the Bank’s employ for any specific length of time or does it create other rights in the Employee or obligations on the part of the Bank, except those set forth in this agreement.

This agreement is solely between the Bank and the Employee. Furthermore, the Employee and his or her spouse shall have recourse only against the Bank for enforcement. However, it shall be binding upon the successors and assigns of the Bank.

This agreement shall be governed by the laws of the State of Indiana.

The Bank reserves the right to amend or rescind this agreement without cause. The Bank further agrees to fund this agreement with some solvent insurance company. That in the event that this agreement shall be rescinded, any and all funding shall immediately vest in the Employee in their pro rata share.

EXECUTED AS OF THE DATE FIRST WRITTEN ABOVE.

Witness:	THE LAPORTE SAVINGS BANK

	By:	/s/ Joan M. Ulrich, Vice President

Witness:

/s/ Lori Potter		/s/ Lee A. Brady